EXHIBIT 99.1
NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371
FOR IMMEDIATE RELEASE:
December 6, 2005
SEARS HOLDINGS CORPORATION REPORTS
THIRD QUARTER 2005 RESULTS
     HOFFMAN ESTATES, Ill. — Sears Holdings Corporation (Nasdaq: SHLD) today issued its financial statements for the quarter ended October 29, 2005. Sears Holdings Corporation (“Holdings” or the “Company”) was formed in connection with the business combination of Kmart Holding Corporation (“Kmart”) and Sears, Roebuck and Co. (“Sears”), which was completed on March 24, 2005. Sears Holdings is the nation’s third largest broadline retailer with approximately 2,300 full-line and 1,200 specialty retail stores in the United States operating through Kmart and Sears and 370 full-line and specialty stores in Canada operating through Sears Canada Inc. (“Sears Canada”), a 54%-owned subsidiary. For accounting purposes, the business combination was treated as a purchase of Sears by Kmart. As such, the historical financial statements of Kmart became the historical financial statements of Holdings.
The condensed consolidated statements of operations included below for the 13 and 39 weeks ended October 29, 2005 are not comparable to the prior year periods because the prior year periods do not include Sears’ results. Additionally, the results for the 39 weeks ended October 29, 2005 are not representative of the Company’s ongoing operations as they only include the results of Sears from March 25, 2005 forward. In order to provide information on the trends and on-going performance of the combined Company, pro forma results are presented as though Kmart and Sears had been combined as of the beginning of fiscal 2004. The Company has also provided its calculation of Pro Forma Adjusted EBITDA for Holdings, including a breakdown of Pro Forma Adjusted EBITDA between its domestic and Canadian operations. Pro Forma Adjusted EBITDA, while a non-GAAP measure, is used by management for purposes of evaluating ongoing operating performance of the Company. Reconciliation of the pro forma results of operations to the GAAP results of operations has also been included.
Third Quarter Revenues
Total revenues increased $7.8 billion to $12.2 billion for the quarter ended October 29, 2005, as compared to total revenues of $4.4 billion for the quarter ended October 27, 2004. The increase was primarily attributable to the addition of Sears revenues of $8.0 billion in 2005, partially offset by a $0.3 billion decline in Kmart’s revenues, due to a reduction in the total number of Kmart stores in operation and a decline in comparable store sales of 2.8%. While Kmart’s overall comparable store sales declined as a result of lower transaction volumes across most businesses, most notably home products and electronics, the apparel business outperformed other businesses and had positive comparable store sales during the period.
Sears Domestic sales declined 6.3% for the quarter ended October 29, 2005, as compared to the quarter ended October 27, 2004. The decline was due to a 10.8% decrease in domestic comparable store sales partially offset by an increase in the total number of Sears stores combined with strong home services sales. The decline in Sears Domestic comparable store sales reflects efforts initiated in 2005 to improve gross margin by reducing reliance on certain promotional events and weak apparel sales resulting from weaker than anticipated customer response to fashion offerings within the full-line stores.

Condensed Consolidated Statements of Operations (unaudited)
Holdings’ unaudited condensed consolidated statements of operations for the 13 and 39 weeks ended October 29, 2005 and October 27, 2004 were as follows:

	13 Weeks Ended		39 Weeks Ended
	October 29,	October 27,	October 29,	October 27,
(in millions, except per share amounts)	2005	2004	2005	2004

Total revenues	$12,202	$4,426	$33,039	$13,893
Cost of sales, buying and occupancy	8,783	3,324	24,009	10,520
Selling and administrative	2,972	994	7,669	2,921
Depreciation and amortization	263	6	650	14
Provision for uncollectible accounts	21	—	38	—
Gain on sales of assets	(15)	(807)	(25)	(911)
Restructuring charges	59	—	104	—

Total costs and expenses	12,083	3,517	32,445	12,544

Operating income	119	909	594	1,349
Interest expense, net	(70)	(25)	(184)	(86)
Bankruptcy-related recoveries	1	1	33	13
Other income	22	1	33	4

Income before income taxes, minority interest and cumulative effect of change in accounting principle	72	886	476	1,280
Income taxes	28	334	183	483
Minority interest	(14)	—	(7)	—

Income before change in accounting principle	$58	$552	$300	$797
Cumulative effect of change in accounting principle	—	—	(90)	—

Net income	$58	$552	$210	$797

Per share (diluted basis)
Earnings per share before change in accounting principle	$0.35	$5.45	$1.98	$7.93
Cumulative effect of change in accounting principle	—	—	(0.59)	—

Earnings per share	$0.35	$5.45	$1.39	$7.93

Diluted weighted average shares outstanding	163.6	101.6	151.4	101.4

Operating income was $119 million for the quarter ended October 29, 2005, as compared to $909 million for the quarter ended October 27, 2004. The decline in operating income was primarily due to $792 million less in gains on the sale of assets realized in the current year. Also, the 2005 quarter included $59 million of restructuring charges, of which $53 million was attributable to Sears Canada and $6 million was attributable to Holdings’ integration efforts.
Earnings per share on a diluted basis was $0.35 for the quarter ended October 29, 2005, as compared to $5.45 per share on a diluted basis for the quarter ended October 27, 2004. The decrease was primarily attributable to the decrease in gain on the sale of assets and restructuring charges incurred in the current year quarter as illustrated below:
Diluted earnings per share impact of certain significant items: (1)

	Reported
	13 Weeks Ended
	October 29,	October 27,
	2005	2004

Gain on sale of assets	$0.06	$4.95
Restructuring charges	(0.13)	—

Total	$(0.07)	$4.95

(1)	Gain on sale of assets in the fiscal 2004 period includes Kmart’s store sale and lease assignment transactions with The Home Depot, Inc. ($1.21 per diluted share) and with Sears ($3.67 per diluted common share). Asset sale transactions and restructuring activities periodically affect the Company’s results; however, the amounts of these types of items may vary significantly from period to period and have a disproportionate effect on the periods presented, which affects the comparability of the Company’s financial performance. Management considers the total impact of these items, along with reported results, when it reviews and evaluates the Company’s financial performance.

Financial Position
As of October 29, 2005, Holdings had approximately $31 billion of assets and $11 billion of equity, as follows:

	October 29,	October 27,	Jan. 26,
(in billions)	2005	2004	2005

Total assets	$30.7	$7.7	$8.7
Total liabilities	19.8	4.6	4.2

Shareholders’ equity	$10.9	$3.1	$4.5

At quarter end, the Company had over $900 million of cash and cash equivalents. Between closing of the business combination transaction between Kmart and Sears in March of this year and quarter end, Holdings paid down approximately $700 million in debt, funded $270 million to its pension plans, repurchased $434 million of stock and funded a $1.5 billion seasonal build in inventories for the holiday shopping season. During the third quarter of 2005, the Company reduced its outstanding borrowings to $3.2 billion (excluding capital lease obligations).
Holdings’ inventory level at October 29, 2005 was approximately $10.8 billion, an increase of $6.9 billion over the prior year as a result of the combination. As of the end of the prior year period, the pro forma combined inventory on a FIFO basis for Sears and Kmart was approximately $11.4 billion. Accounts payable was $4.3 billion at October 29, 2005 compared to $4.6 billion for Sears and Kmart pro forma combined as of October 27, 2004.
During the quarter ended October 29, 2005, the Company spent $153 million on capital expenditures compared to $55 million and $264 million spent by Kmart and Sears, respectively, during their third quarters of 2004.
Orchard Supply Hardware
On November 23, 2005, the Company completed its sale of 19.9% of the voting stock of Orchard Supply Hardware Stores Corporation (“OSH”) to the private equity fund of Ares Management LLC. Prior to the sale, OSH had been a wholly-owned subsidiary of the Company. The private equity fund paid $59 million in cash for the 19.9% equity interest and a three-year option to purchase, for $127 million, additional shares of OSH that currently represent 30.2% of OSH’s outstanding voting stock. Also, OSH subsidiaries entered into arrangements for $250 million in financing, consisting of a $130 million senior secured revolving credit facility and a $120 million commercial mortgage-backed loan. At closing, OSH drew down $56 million of the revolving credit facility. After the closing of the transaction, the Company has an 80.1% interest in OSH that would be reduced should the private equity fund exercise its option.
As previously announced, in connection with the investment by Ares and a dividend to Sears by OSH, Sears received $225 million in cash and a $230 million note that has a term of 66 months and bears interest initially at 10%, increasing over time to a maximum of 12.5%. The note may be prepaid without penalty.
Sears Canada
On November 15, 2005, Sears Canada completed the sale of its Credit and Financial Services operations to JPMorgan Chase & Co. (“JPMorgan Chase”) for approximately $1.9 billion in cash proceeds net of securitized receivables and other related costs and taxes. In addition, Sears Canada and JPMorgan Chase have entered into a long-term marketing and servicing alliance with an initial term of ten years. On December 2, 2005, Sears Canada’s Board of Directors declared that the net after-tax proceeds from the sale will be used to fund a cash distribution to its shareholders in the amount of approximately US$1.7 billion with the balance of sale proceeds to be used for general corporate purposes. The cash distribution to shareholders is scheduled to be paid on December 16, 2005. Holdings expects that its after-tax proceeds from this distribution will approximate US$820 million.
On December 5, 2005 Holdings announced its intention to acquire the 49.5 million outstanding shares of common stock of Sears Canada which it does not currently own. To acquire that 46% equity interest, Holdings plans to offer C$16.86 (Canadian dollars) per share for an aggregate purchase price of C$835 million or $720 million in U.S. dollars. Sears Canada shareholders are also entitled to receive C$18.64 per share from the Sears Canada cash distribution described above. Holdings further announced that it entered into an agreement with the largest shareholder of Sears Canada (other than Holdings) pursuant to which the investor, Natcan Investment Management,

Inc., has agreed to tender all common shares owned or controlled by it (approximately 9.1% of the outstanding common shares of Sears Canada) into Sears Holdings’ offer for the same consideration. If the transaction is consummated, Sears Canada would become a wholly-owned subsidiary of Holdings.
Pro Forma Results
The statements of operations for the 13 and 39 weeks ended October 29, 2005 are not comparable to the prior year periods because the prior year periods do not include the results of Sears. Additionally, the statement of operations for the 39 weeks ended October 29, 2005 is not representative of the Company’s on-going results as it only includes Sears results from March 25, 2005 forward. Therefore, the Company believes that an understanding of trends and on-going performance is not complete without presenting results on a pro forma basis that include Sears results for all periods presented.
The following pro forma statements of operations summarize the results of Holdings assuming that the merger occurred at the beginning of 2004.

	13 Weeks Ended		39 Weeks Ended
(in millions, except per share amounts)	October 29,	October 27,	October 29,	October 27,
	2005	2004	2005 (2)	2004
		Pro Forma	Pro Forma	Pro Forma

Total revenues	$12,202	$12,838	$38,176	$39,122

Cost of sales, buying and occupancy	8,783	9,336	27,681	28,721
Gross margin rate	27.5%	26.8%	27.0%	26.1%
Selling and administrative	2,972	3,090	8,994	9,076
Selling and administrative expense as a percentage of total revenues	24.4%	24.1%	23.6%	23.2%
Depreciation and amortization	263	283	826	871
Provision for uncollectible accounts	21	16	54	42
Gain on sales of assets	(15)	(208)	(26)	(321)
Restructuring charges	59	—	104	41

Total costs and expenses	12,083	12,517	37,633	38,430

Operating income	119	321	543	692
Interest expense, net	(70)	(84)	(217)	(269)
Bankruptcy-related recoveries	1	1	33	13
Other income	22	8	43	57

Income before income taxes, minority interest and cumulative effect of change in accounting principle	72	246	402	493
Percent to revenues	0.6%	1.9%	1.1%	1.3%
Income taxes	28	89	172	184
Minority interest	(14)	7	(1)	14

Income before change in accounting principle	$58	$150	$231	$295
Cumulative effect of change in accounting principle	—	—	(90)	—

Net income	$58	$150	$141	$295

Diluted earnings per share	$0.35	$0.93	$0.87	$1.84

(2)	Includes $34 million of transaction costs related to the merger.

Diluted earnings per share impact of certain significant items
Gain on sale of assets	$0.06	$0.81	$0.09	$1.22
Restructuring charges	(0.13)	—	(0.28)	(0.16)

Total	$(0.07)	$0.81	$(0.19)	$1.06

Gain on sale of assets in the pro forma fiscal 2004 periods include Kmart’s store sale and lease assignment transactions with The Home Depot, Inc. of $0.77 per diluted share for the 13 weeks ended October 27, 2004 and $0.92 per diluted common share for the 39 weeks ended October 27, 2004. Assets sale transactions and restructuring activities periodically affect the Company’s results; however, the amounts of these types of items may vary significantly from period to period and have a disproportionate effect on the periods presented, which affects the comparability of the Company’s financial performance. Management considers the total impact of these items, along with reported results, when it reviews and evaluates the Company’s financial performance.

The pro forma information is not indicative of the results of operations that would have been achieved if the merger had taken place at the beginning of 2004 or that may result in the future. The pro forma information has not been adjusted to reflect any operating efficiencies that may be realized as a result of the merger.
Pro Forma Adjusted EBITDA
For purposes of evaluating operating performance, the Company’s management uses a Pro Forma Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Pro Forma Adjusted EBITDA”) measurement computed as operating income on the statement of operations less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain merger-related costs and restructuring charges. Pro Forma Adjusted EBITDA is used by management to evaluate the operating performance of the Company’s businesses for comparable periods. Pro Forma Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing the Company’s businesses.
While Pro Forma Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

1.	EBITDA excludes the effect of financing and investing activities by eliminating the effect of interest and depreciation costs;
2.	Management considers merger transaction costs to result from extraordinary activities that are not part of normal operations;
3.	Restructuring activities, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results; and
4.	Management considers gains (losses) on the sale of assets to result from investing decisions rather than ongoing operations.
Pro Forma Adjusted EBITDA is determined as follows:

	13 Weeks Ended		39 Weeks Ended
	October 29, 2005	October 27, 2004	October 29, 2005	October 27, 2004
		Pro Forma	Pro Forma	Pro Forma
Operating income per statement of operations	$119	$321	$543	$692
Plus depreciation and amortization	263	283	826	871
Less gain on sale of assets	(15)	(208)	(26)	(321)

Before excluded items	367	396	1,343	1,242

Merger transaction costs	—	—	34	—
Restructuring charges	59	—	104	41

Pro Forma Adjusted EBITDA as defined	$426	$396	$1,481	$1,283

% to revenues	3.5%	3.1%	3.9%	3.3%

Pro Forma Adjusted EBITDA for the Company’s domestic (United States operations) and Sears Canada operations is as follows:

	13 Weeks Ended				39 Weeks Ended
	Pro Forma Adjusted
	EBITDA		% To Revenues		Pro Forma Adjusted EBITDA		% To Revenues
	October 29,	October 27,	October 29,	October 27,	October 29,	October 27,	October 29,	October 27,
	2005	2004	2005	2004	2005	2004	2005	2004
				Pro Forma			Pro Forma	Pro Forma
Domestic operations	$367	$320	3.3%	2.7%	$1,319	$1,096	3.8%	3.1%
Sears Canada	59	76	4.8%	6.6%	162	187	4.6%	5.7%

Total Pro Forma Adjusted EBITDA	$426	$396	3.5%	3.1%	$1,481	$1,283	3.9%	3.3%

* * * * * * * * * * * * * * * *
For a detailed discussion of the Company’s financial results, please see the Company’s Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission and posted to the Company’s website at www.searsholdings.com.
Annual Meeting of Stockholders
Sears Holdings also announced that its 2006 annual meeting of stockholders will be held at the Company’s corporate headquarters in Hoffman Estates, Illinois on Wednesday, April 12, 2006.
About Sears Holdings Corporation
Sears Holdings Corporation is the nation’s third largest broadline retailer, with approximately $55 billion in annual revenues, and with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as one of the leading retailers of tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The Company is the nation’s largest provider of home services, with more than 14 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.

PRO FORMA RECONCILIATION
The following table provides the as reported results for Holdings presented above for the 13-week period ended October 29, 2005 and a reconciliation from the as reported results to the pro forma results presented above for Holdings for the 13-week period ended October 27, 2004.
Holdings

	13 Weeks
	Ended
	October 29,
	2005	13 Weeks Ended October 27, 2004
			Pre-
		As	merger	Purchase		Pro
(millions, except per share data)	As reported	reported	Activity(1)	Acctng		Forma

Merchandise sales and services	$12,118	$4,426	$8,327	$—		$12,753
Credit and financial products revenues	84	—	85	—		85

Total revenue	12,202	4,426	8,412	—		12,838

Cost of sales, buying and occupancy	8,783	3,324	6,012	—		9,336
Gross margin rate	27.5%	24.9%	27.8%	—%		26.8%
Selling and administrative	2,972	994	2,076	20	(2)	3,090
Selling and administrative as % of total revenues	24.4%	22.5%	24.7%	—%		24.1%
Depreciation and amortization	263	6	228	49	(3)	283
Provision for uncollectible accounts	21	—	16	—		16
Gain on sales of assets	(15)	(807)	—	599	(4)	(208)
Restructuring charges	59	—	—	—		—

Total costs and expenses	12,083	3,517	8,332	668		12,517

Operating income (loss)	119	909	80	(668)		321
Interest (expense) income, net	(70)	(25)	(66)	7	(5)	(84)
Bankruptcy-related recoveries	1	1	—	—		1
Other income	22	1	7	—		8

Income before income taxes, minority interest and cumulative effect of change in accounting principle	72	886	21	(661)		246
Income tax expense (benefit)	28	334	9	(254	)(6)	89
Minority interest	(14)	—	7	—		7

Income before cumulative effect of change in accounting principle	58	552	5	(407)		150

NET INCOME (LOSS)	$58	$552	$5	$(407)		$150

Diluted earnings per share	$0.35	$5.45				$0.93

(1)	Represents the 2004 results of operations for the period August 1, 2004 through October 30, 2004 for Sears Domestic and the period July 4, 2004 through October 2, 2004 for Sears Canada.

(2)	Represents an increase to selling and administration expense resulting from the adjustment to Sears’ pension and postretirement plans based on the adjustment of such liabilities to fair value.

(3)	Represents an increase in depreciation and amortization expense resulting from the adjustment to Sears’ property and equipment and identifiable intangible assets based on the adjustment of such assets to fair value.

(4)	On September 29, 2004, Sears acquired ownership or leasehold interest in 50 Kmart stores for approximately $575 million. During the thirteen weeks ended October 27, 2004, Kmart recognized a gain on the sale amounting to $599 million. This adjustment eliminates the gain on the sale recognized by Kmart.

(5)	Represents a decrease to interest expense resulting from the adjustment to Sears debt based on the adjustments of such liabilities to fair value.

(6)	Represents the aggregate pro forma income tax effect (38.4%) of notes (2) through (5) above.

The following table provides a reconciliation from the as reported results presented above to the pro forma results presented above for Holdings for the 39-week periods ended October 29, 2005 and October 27, 2004, respectively.
Holdings

	39-week period ended October 29, 2005					39-week period ended October 30, 2004
millions, except per share data		Pre-					Pre-
		merger	Purchase		Pro	As	merger	Purchase		Pro
	As reported	Activity(1)	Acctng		forma	reported	Activity(1)	Acctng		forma
Merchandise sales and services	$32,868	$5,051	$—		$37,919	$13,893	$24,976	$—		$38,869
Credit and financial products revenues	171	86	—		257	—	253	—		253

Total revenue	33,039	5,137	—		38,176	13,893	25,229	—		39,122

Cost of sales, buying and occupancy	24,009	3,672	—		27,681	10,520	18,193	8	(2)	28,721
Gross margin rate	27.0%	27.3%	—%		27.0%	24.3%	27.2%	—%		26.1%
Selling and administrative	7,669	1,314	11	(3)	8,994	2,921	6,094	61	(3)	9,076
Selling and administrative as % of total revenues	23.2%	25.6%	—%		23.6%	21.0%	24.2%	—%		23.2%
Depreciation and amortization	650	147	29	(4)	826	14	712	145	(4)	871
Provision for uncollectible accounts	38	16	—		54	—	42	—		42
Gain on sales of assets	(25)	(1)	—		(26)	(911)	(9)	599	(5)	(321)
Restructuring charges	104	—	—		104	—	41	—		41

Total costs and expenses	32,445	5,148	40		37,633	12,544	25,073	813		38,430

Operating income (loss)	594	(11)	(40)		543	1,349	156	(813)		692
Interest (expense) income, net	(184)	(35)	2	(6)	(217)	(86)	(200)	17	(6)	(269)
Bankruptcy-related recoveries	33	—	—		33	13	—	—		13
Other income	33	10	—		43	4	53	—		57

Income before income taxes, minority interest and cumulative effect of change in accounting principle	476	(36)	(38)		402	1,280	9	(796)		493
Income tax expense (benefit)	183	4	(15	)(7)	172	483	5	(304	)(7)	184

Minority interest	(7)	6	—		(1)	—	14	—		14

Income before cumulative effect of change in accounting principle	300	(46)	(23)		231	797	(10)	(492)		295
Cumulative effect of change in accounting principle, net of tax	(90)	—	—		(90)	—	—	—		—

NET INCOME (LOSS)	$210	(46)	(23)		141	$797	$(10)	$(492)		$295

Diluted earnings per share	$1.39				$0.87	$7.93				$1.84
Diluted earnings per share before cumulative effect of change in accounting principle	$1.98				$1.42	$7.93				$1.84

(1)	Represents the 2005 results of operations for the period January 30, 2005 through March 24, 2005 for Sears Domestic and the period January 2, 2005 through March 24, 2005 for Sears Canada and the 2004 results of operations for the period February 1, 2004 through October 30, 2004 for Sears Domestic and the period January 4, 2004 through October 2, 2004 for Sears Canada.

(2)	Represents an increase to cost of sales, buying and occupancy expense resulting from the adjustment to Sears’ inventory based on the adjustment of such assets to fair value.

(3)	Represents an increase to selling and administrative expense resulting from the adjustment to Sears’ pension and postretirement plans based on the adjustment of such liabilities to fair value.

(4)	Represents an increase in depreciation and amortization expense resulting from the adjustment to Sears’ property and equipment and identifiable intangible assets based on the adjustment of such assets to fair value.

(5)	On September 29, 2004, Sears acquired ownership or leasehold interest in 50 Kmart stores for approximately $575 million. During the thirteen weeks ended October 27, 2004, Kmart recognized a gain on the sale amounting to $599 million. This adjustment eliminates the gain on the sale recognized by Kmart.

(6)	Represents a decrease to interest expense resulting from the adjustment to Sears debt based on the adjustments of such liabilities to fair value.

(7)	Represents the aggregate pro forma effective income tax effect (38.4%) of notes (2) through (6) above.

The following table reconciles Pro Forma Adjusted EBITDA to net income as reported for the 13-week periods ended:

	October 29,	October 27,
	2005	2004

Pro Forma Adjusted EBITDA	$426	$396

Restructuring charges	(59)	—

Pro Forma Adjusted EBITDA after restructuring charges	367	396

Depreciation and amortization	(263)	(283)
Less gain on sale of assets	15	208

Pro Forma operating income	119	321

Interest expense, net	(70)	(84)
Bankruptcy-related recoveries	1	1
Other income	22	8
Income tax expense	(28)	(89)
Minority interest expense	14	(7)

Pro Forma net income	58	150

Less pre-merger activity	—	(5)
Less effect of purchase accounting adjustments	—	407

Net income as reported	$58	$552

     The following table reconciles Pro Forma Adjusted EBITDA to net income as reported for the 39-week periods ended:

	October 29,	October 27,
	2005	2004

Pro Forma Adjusted EBITDA	$1,481	$1,283

Merger transaction costs	(34)	—
Restructuring charges	(104)	(41)

Pro Forma Adjusted EBITDA after merger-related items and restructuring charges	1,343	1,242

Depreciation and amortization	(826)	(871)
Less gain on sale of assets	26	321

Pro Forma operating income	543	692

Interest expense, net	(217)	(269)
Bankruptcy-related recoveries	33	13
Other income	43	57
Income tax expense	(172)	(184)
Minority interest expense	1	(14)
Change in accounting principle	(90)	—

Pro Forma net income	141	295

Less pre-merger activity	46	10
Less effect of purchase accounting adjustments	23	492

Net income as reported	$210	$797